CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 23, 2013, relating to the financial statements and financial highlights, which appears in the May 31, 2013 Annual Report to Shareholders of Essex Small/Micro Cap Growth Fund (one of the series constituting Managers AMG Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights,” “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 27, 2013